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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 FORM 8-K




             Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934




                    Date of Report:  September 26, 1996




                          Provident Bancorp, Inc.




                    Incorporated under the laws of Ohio



Commission File No. 1-8019       IRS Employer Identification No. 31-0982792



One East Fourth Street, Cincinnati, Ohio                            45202
(Address of Principal Executive Offices)                         (Zip Code)



                              (513) 579-2000
           (Registrant's Telephone Number, Including Area Code)
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Item 5.  Other Events

     The following information was disclosed in a News Release dated September 26, 1996:

            Provident Bancorp, Inc. announced today that during the third quarter 1996 it sold $200 million of closed end non-conforming home equity loans. Provident sold $50 million of these loans in a private transaction and $150 million in a securitized public offering. Provident believes that it will recognize pre-tax income of $13 million to $15 million from these sales. Provident has also added to its loan loss reserve and recognized other expenses in the quarter and expects net income to be approximately $22 million for the quarter ending September 30.

            Allen Davis, President and Chief Executive Officer of Provident said, "We are excited about the growth of our non-conforming mortgage operation and the opportunities it presents to us. Our goal is to originate $800 million of this product within the next year and sell at least $100 million of this product each quarter, market conditions permitting."

     This Report contains forward-looking information. These forward-looking statements may be significantly impacted by various factors, including market conditions as described herein. There can be no assurance that anticipated developments will occur.


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        Provident Bancorp, Inc.




                                        /S/  Allen L. Davis
                                        By:  Allen L. Davis
                                        Chief Executive Officer


Signed:  September 26, 1996